Exhibit 5.1

August 6, 2010

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA 92121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Accelrys, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 2,375,532 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), issuable upon the vesting and exercise of options (the “Assumed Options”) previously granted by Symyx Technologies, Inc., a Delaware corporation (“Symyx”) under the Symyx 2007 Stock Incentive Plan, as amended, the Intellichem, Inc. 2003 Stock Incentive Plan, as amended, the Symyx 2001 Nonstatutory Stock Option Plan, the Synthematix, Inc. Amended and Restated 2000 Equity Compensation Plan and the Symyx 1997 Stock Plan, as amended, a copy of each of which has been filed as an exhibit to the Registration Statement (collectively, the “Option Plans”). The Company assumed the Assumed Options on July 1, 2010, in connection with the completion of the merger (the “Merger”) of Symyx with and into Alto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to the Agreement and Plan of Merger and Reorganization, dated April 5, 2010, by and among the Company, Merger Sub and Symyx (the “Merger Agreement”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i) the Registration Statement;

Accelrys, Inc.

August 6, 2010

(ii) the Restated Certificate of Incorporation of the Company filed with the Office of the Secretary of State of the State of Delaware on December 8, 1995 (the “Restated Certificate”), the Company’s Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock filed with the Office of the Secretary of State of the State of Delaware on September 10, 2002, the Company’s Certificate of Amendment of the Restated Certificate filed with the Office of the Secretary of State of the State of Delaware on May 12, 2004, the Company’s Certificate of Amendment of the Restated Certificate filed with the Office of the Secretary of State of the State of Delaware on November 8, 2007 and the Company’s Certificate of Amendment of the Restated Certificate filed with the Office of the Secretary of State of the State of Delaware on June 30, 2010, each as certified as of August 6, 2010 by the Office of the Secretary of State of the State of Delaware;

(iii) the Amended and Restated Bylaws of the Company as presently in effect, as certified by an officer of the Company as of August 6, 2010;

(iv) resolutions adopted by the Board of Directors of the Company (the “Board”) on April 4, 2010 (a) approving the Merger Agreement and the assumption of the Assumed Options in accordance with the terms thereof; (b) authorizing the issuance of the Shares upon exercise of the Assumed Options; and (c) approving the filing of the Registration Statement and the registration of the Shares issuable upon exercise of the Assumed Options;

(v) the Option Plans; and

(vi) a certificate, dated as of August 6, 2010 from the Office of the Secretary of State of the State of Delaware, as to the existence and good standing of the Company in the State of Delaware.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion set forth herein and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Accelrys, Inc.

August 6, 2010

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the Option Plans and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this opinion letter, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

This opinion letter is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis, legal conclusion or other matters in this opinion letter.

We hereby consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement and to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP